Exhibit 8.1

[LETTERHEAD OF BAKER BOTTS L.L.P.]

March 3, 2016

InfraREIT, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Re:        Opinion Regarding REIT Classification

Ladies and Gentlemen:

We are acting as counsel to InfraREIT, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale of up to 22,192,899 shares of the Company’s common stock, $0.01 par value per share. In that capacity, you have requested our opinion regarding the organization and operation of the Company as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.

In rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Registration Statement; and (ii) certificates executed by duly appointed officers of the Company and Hunt-InfraREIT, L.L.C., a Delaware limited liability company, setting forth certain factual representations, dated February 18, 2016 (such certificates, together with those certain certificates from the Company and Hunt-InfraREIT, L.L.C. to us dated March 3, 2016 which confirm the correctness of the February 18 certificates, the “Officer’s Certificates”). In addition, we have examined such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinion is based on our understanding of the facts as represented to us in the Officer’s Certificates and the assumption that (i) the Company and its subsidiaries have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the Company and its subsidiaries are operated, and will continue to be operated, in the manner described in the Officer’s Certificates, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) all representations of fact contained in the Officer’s Certificates are true and complete and (v) any representation of fact in the Officer’s Certificates that is made “to the knowledge of” or similarly qualified is correct without such qualification. While we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, we have no assurance that they are or will ultimately prove to be accurate.

Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the next paragraphs below, we are of the opinion that, as of the date hereof:

(i) Commencing with its taxable year ending December 31, 2015, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2015 and subsequent taxable years.

(ii) We have reviewed the statements included or incorporated by reference in the Registration Statement under the heading “Material United States Federal Income Tax Considerations” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

As described in the Registration Statement, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests.

The opinion set forth herein is limited to those matters expressly covered and is as of the date hereof. No opinion is to be implied with respect to any other matter. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, which may occur after the date of this opinion that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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